Exhibit 99.1

BitNile Holdings Obtains $52.2 Million in Secured Debt Financing

Las Vegas, NV, December 31, 2021 – BitNile Holdings, Inc (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) announced today that it has sold $58.4 million of principal face amount 10% Original Issuance Discount Promissory Notes (the “Notes”) to sophisticated investors for $52.2 million (the “Financing”). The Notes are due and payable on March 31, 2022, accrue interest at the rate of 8% per annum and are secured by a majority of the assets of the Company, as well as a pledge of the equity interests in the Company’s subsidiaries.

The investors who participated in the Financing received warrants to purchase approximately 12.4 million shares of the Company’s common stock (“Common Stock”), exercisable for five years at $2.50 per share on a cashless basis, subject to adjustment. Further, the investors received a different kind of warrant that entitles them to purchase approximately 1.7 million shares of Common Stock, exercisable for five years at $2.50 per share on a cashless basis, subject to adjustment, with certain Black-Scholes valuation terms, including a $1.25 floor price on the closing bid price of the Company’s common stock.

The repayment terms of the Notes provide that while the Notes are outstanding, to the extent that the Company raises additional funds from future financing transactions or the sale of any Bitcoin, the Company will make a payment on the Notes equal to 65% of the net proceeds from such transactions.

The purchase agreement for the Notes provides for registrations rights related to the warrants issued in conjunction with the Notes. The Company agreed to file a resale registration statement on Form S-3 registering all of the shares of Common Stock underlying the warrants as well as any other shares of common stock issuable to certain of the investors underlying previously issued warrants.

The Notes are guaranteed by the Company’s Founder and Executive Chairman, Milton “Todd” Ault, III and by Ault & Company, Inc., a related party.

The proceeds from the Note offering will be used for the purchase of commercial real estate, the purchase of Bitcoin mining equipment and general working capital purposes.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235